Exhibit 99.1

REALOGY ANNOUNCES THE CLOSING OF ITS INITIAL PUBLIC OFFERING

PARSIPPANY, N.J., (October 16, 2012) — Realogy Holdings Corp. (NYSE: RLGY) (the “Company”) announced today the closing of its previously announced initial public offering of 46,000,000 shares of its common stock, at a price to the public of $27.00 per share, which included 6,000,000 shares of common stock issued upon the exercise in full of the underwriters’ option to purchase additional shares. The shares began trading on The New York Stock Exchange on October 11, 2012 under the symbol “RLGY.”

The Company intends to use the net proceeds from the sale of 46,000,000 shares (net of underwriters’ discounts and commissions and estimated offering expenses) of approximately $1.2 billion primarily to repay outstanding indebtedness.

Goldman, Sachs & Co., J.P. Morgan Securities LLC, Barclays Capital Inc. and Credit Suisse Securities (USA) LLC acted as the joint book runners for the offering. Citigroup, Wells Fargo Securities and BofA Merrill Lynch acted as lead co-managers and Credit Agricole Securities (USA) Inc., Comerica Securities, Inc., CRT Capital Group LLC, Houlihan Lokey Capital, Inc., Lebenthal & Co., LLC, Loop Capital Markets LLC and Apollo Global Securities, LLC acted as co-managers.

The offering is being made only by means of a prospectus. A copy of the final prospectus may be obtained by contacting: Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, NY, 10282, by calling (866) 471-2526, or by e-mailing prospectus-ny@ny.email.gs.com or J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by calling (866) 803-9204.

The registration statement relating to the securities has been declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Realogy

Realogy Holdings Corp. (NYSE: RLGY) is a global provider of real estate services with a diversified business model that includes real estate franchising, brokerage, relocation and title services. Realogy’s brands and business units include Better Homes and Gardens® Real Estate, CENTURY 21®, Coldwell Banker®, Coldwell Banker Commercial®, The Corcoran Group®, ERA®, Sotheby’s International Realty®, NRT LLC, Cartus and Title Resource Group. Collectively, Realogy’s franchise system members operate approximately 13,800 offices with 238,500 independent sales associates doing business in 103 countries around the world. Realogy is headquartered in Parsippany, N.J.

Forward Looking Statements

The information in this release contains forward-looking information that involves substantial risks and uncertainties regarding the proposed redemption. Realogy Holdings Corp. assumes no obligation to update forward-looking statements contained in this release as the result of new information or future events or developments.

Investor Relations Contact:

Alicia Swift

(973) 407-4669

alicia.swift@realogy.com

Media Contact:

Mark Panus

(973) 407-7215

mark.panus@realogy.com